SUB-ITEM 77Q1:  Exhibit




WESMARK FUNDS

Amendment No. 4
to the
DECLARATION OF TRUST
Dated February 29, 1996

	THIS Declaration of Trust is
 amended as follows:

A. 	Strike the first paragraph of
Section 5 of Article III from the Declaration of Trust and substitute in its place the following:


"Section 5.  Establishment and Designation of
Series or Class.  Without limiting the
authority of the Trustees set forth in Article
XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes of the Trust are established and
designated as:

WesMark Balanced Fund
WesMark Government Bond Fund
WesMark Growth Fund
WesMark Small Company Growth Fund
WesMark West Virginia Municipal Bond Fund"

The undersigned hereby certify that the
above-stated Amendment is a true and correct
Amendment to the Declaration of Trust, as adopted
 by the Board of Trustees at a meeting on the 14th day of March, 2006.


/s/ Larence E. Bandi		/s/ Mark E. Kaplan
Lawrence E. Bandi		Mark E. Kaplan


/s/ Robert P. Kanters		/s/ Robert E. Kirkbride
Robert P. Kanters		Robert E. Kirkbride